Exhibit 5.1

[LETTERHEAD OF PERKINS COIE LLP]

April 11, 2016

Essex Property Trust, Inc.
Essex Portfolio, L.P.
1100 Park Place, Suite 200
San Mateo, California 94403

Re: Registration Statement on Form S-3 and Prospectus Supplement Filed by Essex Portfolio, L.P. and Essex Property Trust, Inc.

Ladies and Gentlemen:

We have acted as counsel to Essex Property Trust, Inc., a Maryland corporation (the “Company”), and Essex Portfolio, L.P., a California limited partnership (the “Operating Partnership” and, together with the Company, the “Registrants”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of $450,000,000 aggregate principal amount of the Operating Partnership’s 3.375% Notes due April 15, 2026 (the “Notes”) and the guarantee of the Notes as to the payment of principal and interest by the Company, as guarantor (the “Guarantee” and together with the Notes, the “Securities”), pursuant to a registration statement on Form S-3 (File Nos. 333-209886 and 333-209886-01) (the “Registration Statement”), the prospectus contained therein (the “Prospectus”) and the supplement to the Prospectus dated April 4, 2016 (the “Prospectus Supplement”).  The Securities will be issued pursuant to an indenture, dated April 11, 2016 (the “Indenture”), among the Registrants and U.S. Bank National Association, as trustee (the “Trustee”), and sold by the Registrants pursuant to an underwriting agreement, dated April 4, 2016 (the “Underwriting Agreement”), among the Registrants and the underwriters named therein (the “Underwriters”).

In our capacity as counsel to the Registrants, we have examined (a) the Registration Statement, (b) the Indenture, (c) the Notes and Guarantee, (d) the Underwriting Agreement and (e) the originals, or copies identified to our satisfaction, of such entity records and entity actions of the Registrants, certificates of public officials, officers of the Registrants and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions expressed below.  In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of the signatures of persons signing all documents, the persons identified as officers of the Registrants are serving as such, the legal capacity of all natural persons executing documents and, as to factual matters, the truth, accuracy and completeness of the information, representations and warranties contained in the Registration Statement, the Underwriting Agreement and such other documents, agreements and instruments that we examined.

Based on and subject to the foregoing and the other assumptions, exclusions and qualifications in this letter, we are of the opinion that when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the purchasers thereof pursuant to the Underwriting Agreement and as contemplated by the Registration Statement and the Prospectus Supplement and the Guarantee has been duly executed and delivered, the Notes will constitute valid and binding obligations of the Operating Partnership and the Guarantee will constitute a valid and binding obligation of the Company.

April 11, 2016

The opinions expressed above are subject to the following exclusions and qualifications:

a. Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.  We disavow any undertaking to advise you of any changes in law.

b. We express no opinion as to the applicability or effect on the obligations of the Registrants of (i) bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, fraudulent transfer or other laws affecting the rights of creditors generally, (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law or (iii) the commonly recognized statutory and jurisdictional constraints on enforceability of the obligations of the Registrants, including statutes of limitation.

c. We do not express any opinions herein concerning any laws other than the internal laws in their current forms of the State of California and the State of New York and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction.  For purposes of our opinion with respect to the Company, we have assumed, without conducting any research or investigation with respect thereto, that the Company is validly existing and has the corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder, including the Guarantee.  With respect to such matters, we understand that an opinion of Venable LLP has been filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement.  We have made no investigation of, and do not express or imply an opinion on, the laws of the State of Maryland.

April 11, 2016

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus Supplement under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission.

Very truly yours,

/s/ PERKINS COIE LLP
PERKINS COIE LLP